EXHIBIT 99.1

Investor Relations:

Kim Rogers

Hayden IR

(385) 831-7337

kim@haydenir.com

PCM REPORTS RECORD THIRD QUARTER 2018 RESULTS

Gross Profit Increased 5% to $85.1 million

Gross Profit Margin Increased 170 Basis Points to an all-time record 16.7%

Operating Profit Margin Increased 180 Basis Points to 2.1%

Non-GAAP EBITDA Margin Increased 120 Basis Points to 3.1%

Diluted EPS Increased $0.53 to $0.47

Non-GAAP Adjusted EPS Increased 126% to $0.61

El Segundo, California — October 24, 2018 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the third quarter of 2018.

Third Quarter Consolidated Financial Summary

	Three Months Ended September 30,
(in millions, except per share data)	2018	2017	% Change
Net Sales	$510.6	$543.3	(6)
Gross Profit	85.1	81.5	5
Gross Profit Margin	16.7%	15.0%	170	bp
SG&A Expenses	$74.6	$80.0	(7)
Operating Profit	10.6	1.5	601
Net Income (Loss)	6.0	(0.8)	878
Non-GAAP Net Income	7.8	3.5	123

EBITDA	13.9	5.2	167
Adjusted EBITDA	15.8	10.3	53

Diluted Earnings (Loss) Per Share	0.47	(0.06)	NM
Adjusted Diluted Earnings Per Share	0.61	0.27	126

Frank Khulusi, Chairman and CEO of PCM, Inc., stated, “Q3 was another fantastic quarter for PCM. I am very pleased with our continued success in executing in our strategic areas of focus and investment. Much like we saw in the second quarter, we increased our focus on higher margin sales such as managed services, advanced technologies, cloud and security solutions, and again walked away from some non-strategic low-margin volume business we identified as unprofitable. As a result, we achieved our highest ever gross margin of 16.7%, 170 basis points higher than the same quarter last year, and 20 basis points higher than our previous record in Q2 of this year. Our gross profit dollars, the primary volume-growth metric we are focused on, increased 5%, while net sales, a GAAP measure which in its calculation nets down certain hardware and software maintenance and subscription sales, was impacted by a higher than anticipated additional $29 million in sales reported on a net basis. Gross billings, a metric which neutralizes the effects of the net-downs, declined by only 1%, despite us walking away from the non-strategic low-margin volume business I mentioned earlier, as well as integrated circuit supply shortages from a major chip manufacturer due to their high demand, which shortages affected the supply of certain notebooks and desktops. We also reduced our consolidated SG&A by 7%, which combined with the 5% increase in gross profit, fueled a 601% increase in GAAP operating profit and a 53% increase in adjusted EBITDA. These improvements resulted in GAAP diluted EPS of $0.47 and non-GAAP adjusted EPS of $0.61. Along with our increased profitability, we continued to drive operating cash flow, bucking our normal seasonal trend, by delivering an additional $15.5 million in cash from operations in the third quarter. This brought our total cash provided by operations for the year to $87.9 million, which helped reduce our net debt by $81.3 million since the end of 2017.”

Commenting on PCM’s outlook, Mr. Khulusi concluded, “Given our continued strong performance and solid outlook for the fourth quarter, we are increasing our 2018 guidance for non-GAAP earnings per share to a range of $2.22 to $2.32 and increasing our gross margin guidance for the year to a range of 16.15% to 16.35%, assuming Q4 net revenue roughly in line with Q3. This reflects our expected focus on gross profit dollar growth while continuing to shed certain non-strategic low-margin volume business during the fourth quarter. As we cycle out of non-strategic lower-margin volume business while we continue to deliver growth in our areas of strategic focus, we should in the longer-term be able to also drive meaningful consolidated top-line growth. We strongly feel that the future for PCM is very bright, and we’re better positioned than ever. I am extremely grateful to our PCM team who through their hard work, dedication and unwavering commitment to our vision are making our success possible.

1

New Accounting Standard

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” which, along with amendments issued in 2015 and 2016, replaced most existing revenue recognition guidance under GAAP and eliminate industry specific guidance. The core principle of the new guidance is that an entity should recognize revenue for the transfer of goods and services equal to an amount it expects to be entitled to receive for those goods and services. We adopted the guidance on January 1, 2018 using the full retrospective method, which resulted in adjustments to our consolidated statement of operations for the three and nine months ended September 30, 2017, and our consolidated statement of cash flows for the nine months ended September 30, 2017 presented herein.

Third Quarter Segment Sales Summary

	Three Months Ended September 30,
	2018		2017
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales		Dollar Change	Percent Change
Commercial	$381,564	75%	$423,479	78%		$(41,915)	(10)%
Public Sector	68,278	13	79,110	15		(10,832)	(14)
Canada	43,861	9	38,086	7		5,775	15
United Kingdom	17,032	3	2,737	1		14,295	522
Corporate & Other	(155)	—	(137)	—		(18)	(13)
Consolidated	$510,580	100%	$543,275	100	%(1)	$(32,695)	(6)

(1)	Does not foot due to rounding.

Results of Operations

Net Sales

Consolidated net sales were $510.6 million in the three months ended September 30, 2018 compared to $543.3 million in the three months ended September 30, 2017, a decrease of $32.7 million or 6%. Consolidated sales of services were $44.7 million in the three months ended September 30, 2018 compared to $40.2 million in the three months ended September 30, 2017, an increase of $4.5 million, or 11%, and represented 9% and 7% of consolidated net sales in the three months ended September 30, 2018 and 2017, respectively.

Commercial net sales were $381.6 million in the three months ended September 30, 2018 compared to $423.5 million in the three months ended September 30, 2017, a decrease of $41.9 million or 10%. Sales of services in our Commercial segment were $30.5 million in the three months ended September 30, 2018 compared to $29.7 million in the three months ended September 30, 2017, an increase of $0.8 million or 3%, and represented 8% and 7% of Commercial net sales in the three months ended September 30, 2018 and 2017, respectively. The decrease in our Commercial segment net sales in the three months ended September 30, 2018 was primarily due to a $17.1 million increase in sales reported on a net basis, the impact of a couple large, lower-margin enterprise customer projects in the prior year that did not reoccur, and several specific customer deals we elected not to pursue based on our focus on profitable growth. In addition, we believe we were negatively impacted by integrated circuit supply shortages from a major chip manufacturer due to their high demand, which shortages affected finished goods supply of certain notebooks and desktops.

Public Sector net sales were $68.3 million in the three months ended September 30, 2018 compared to $79.1 million in the three months ended September 30, 2017, a decrease of $10.8 million or 14%, primarily due to a 43% decrease in our federal sales which were negatively impacted in the quarter by the loss of a single Federal contract, which we were unwilling to rebid at a loss as we stated over the last few quarters and a large rollout to a different Federal agency that did not reoccur. Sales of services in our Public Sector segment were $5.3 million in the three months ended September 30, 2018 compared to $2.7 million in the three months ended September 30, 2017, an increase of $2.6 million or 97%, and represented 8% and 3% of Public Sector net sales in the three months ended September 30, 2018 and 2017, respectively. The decrease in Public Sector net sales was also impacted by an $11.5 million increase in sales reported on a net basis, partially offset by an increase in sales account executive productivity in our state and local government and educational institution (“SLED”) business.

Canada net sales were $43.9 million in the three months ended September 30, 2018 compared to $38.1 million in the three months ended September 30, 2017, an increase of $5.8 million, or 15%. Sales of services in our Canada segment remained relatively flat at $7.8 million in each of the three months ended September 30, 2018 and 2017, and represented 18% and 21% of Canada net sales in the three months ended September 30, 2018 and 2017, respectively.

2

Our United Kingdom segment, which officially launched in the second quarter of 2017, generated net sales of $17.0 million in the three months ended September 30, 2018 compared to $2.7 million in the three months ended September 30, 2017, an increase of $14.3 million.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $85.1 million in the three months ended September 30, 2018 compared to $81.5 million in the three months ended September 30, 2017, an increase of $3.6 million, or 5%. Consolidated gross profit margin increased to 16.7% in the three months ended September 30, 2018 from 15.0% in the same period last year. The increase in consolidated gross profit was primarily due to a shift in mix toward higher margin solutions and service sales, partially offset by a decrease in vendor consideration. The increase in gross profit margin was primarily due to the increase in sales recorded on a net basis and the increased gross profit margin associated with the shift in mix toward higher margin solutions and services, partially offset by a decrease in vendor consideration as percentage of net sales.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $74.6 million in the three months ended September 30, 2018 compared to $80.0 million in the three months ended September 30, 2017, a decrease of $5.4 million or 7%. Consolidated SG&A expenses as a percentage of net sales decreased to 14.6% in the three months ended September 30, 2018 from 14.7% in the same period last year. The decrease in consolidated SG&A expenses was primarily due to a decrease in personnel costs of $2.4 million, which includes a $1.0 million decrease in severance costs, a decrease in restructuring charges of $2.0 million, which includes $0.9 million of prior year duplicative expenses associated with our terminated back office support services provided by our former service provider in Pakistan, a $0.7 million decrease in M&A and related litigation costs and a $0.6 million decrease in outside service costs.

Operating Profit

Consolidated operating profit increased by $9.1 million to $10.6 million compared to $1.5 million in the prior year, due to the increase in gross profit and reduction in SG&A expenses as discussed above.

Income Taxes

Income tax expense was $2.4 million in the three months ended September 30, 2018 compared to $0.5 million in the three months ended September 30, 2017. Our effective tax rate was 28.5% compared to 161.8% in the prior year. Income taxes in the three months ended September 30, 2018 reflect excess tax benefits associated with stock-based compensation, offset by $0.3 million associated with adjustments to 2017 tax year provisional estimates previously recorded related to the Tax Cuts and Jobs Act of 2017. Income taxes in the three months ended September 30, 2017 were impacted by the increased impact of discrete items and increased forecasted losses of captive foreign subsidiaries on the effective tax rate due to lower levels of pretax book income during the quarter.

Net Income (Loss)

Net income for the three months ended September 30, 2018 was $6.0 million compared to a net loss of $0.8 million for the three months ended September 30, 2017. Diluted earnings per share was $0.47 compared to a loss per share of $0.06 in the same period of the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $0.61 for the three months ended September 30, 2018 compared to $0.27 for the three months ended September 30, 2017.

Consolidated Balance Sheet and Cash Flow

We had cash and cash equivalents of $8.5 million at September 30, 2018 compared to $9.1 million at December 31, 2017. We had $87.9 million of net cash provided by operating activities during the nine months ended September 30, 2018 compared to $29.4 million of net cash used in operating activities in the nine months ended September 30, 2017.

Accounts receivable at September 30, 2018 was $451.5 million, an increase of $11.8 million from December 31, 2017. Inventory at September 30, 2018 was $64.0 million, a decrease of $39.5 million from December 31, 2017, primarily related to the sell through of certain purchases made in the fourth quarter of 2017. Accounts payable at September 30, 2018 was $312.1 million, an increase of $22.9 million from December 31, 2017.

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Cash used in investing activities during the nine months ended September 30, 2018 totaled $3.9 million compared to $15.8 million during the nine months ended September 30, 2017. Investing activities for the nine months ended September 30, 2018 were primarily related to expenditures relating to investments in our IT infrastructure. Investing activities for the nine months ended September 30, 2017 were primarily related to $14.1 million of capital expenditures, including a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure and leasehold improvements and the acquisition of Stack Technology in the UK for $1.7 million.

Within cash flows from financing activities, we paid earnout payments totaling $2.2 million in the nine months ended September 30, 2018, compared to $11.1 million in the nine months ended September 30, 2017. The earnout period ended as of March 31, 2018.

Our outstanding borrowings under our line of credit was $134.5 million at September 30, 2018, a $79.3 million decline compared to $213.8 million at December 31, 2017 as a result of the cash flow generated from our earnings combined with our focus on working capital management during the nine months ended September 30, 2018.

Sales Mix

The following table sets forth our gross billed sales (net of returns) by major categories as a percentage of total gross billed sales (net of returns) for the periods presented, determined based upon our internal product code classifications:

	Three Months Ended September 30,		Y/Y Sales
	2018	2017	Growth
Software (1)	30%	29%	2%
Notebooks and tablets	16	19	(12)
Delivered services	9	7	11
Networking	8	6	25
Manufacturer service and warranties (1)	7	6	8
Desktops	7	8	(10)
Display	5	4	7
Accessories	3	3	(4)
Storage	3	3	(9)
Input Devices	2	2	15
Servers	2	3	(30)
Printers	2	3	(31)
Other (2)	6	7	(3)
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measures

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

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Conference Call

Management will hold a conference call, which will be webcast, on October 24, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter results. To listen to PCM management’s discussion of its third quarter results live, access http://investor.pcm.com/events-presentations.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on October 24, 2018 until October 31, 2018 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 7192559.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading multi-vendor provider of technology solutions, including hardware, software and services to small, medium and enterprise businesses, state, local and federal governments and educational institutions across the United States, Canada and the UK. We generated net sales of approximately $2.2 billion in the twelve months ended September 30, 2018. For more information, please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to expectations of reaping the benefits of our investments in security, cloud, hybrid data center, managed services and advanced technologies; expectations of financial performance, opportunities, expectations or intentions for top or bottom line operating results; expectations for non-GAAP earnings per share; and expectations for gross margins. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in security, cloud, hybrid data center, advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; risks associated with cyber and data security including compliance with related regulatory requirements such as the European Union General Data Protection Regulation; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to continue to successfully transition outsourced BPO services historically provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition; possible discontinuance of IT licenses or authorizations used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in some of these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended June 30, 2018, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

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PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$510,580	$543,275	$1,599,842	$1,622,117
Cost of goods sold	425,446	461,818	1,340,695	1,377,017
Gross profit	85,134	81,457	259,147	245,100
Selling, general and administrative expenses	74,580	79,951	229,156	233,479
Operating profit	10,554	1,506	29,991	11,621
Interest expense, net	2,273	1,950	7,050	5,589
Equity income from unconsolidated affiliate	73	151	377	424
Income (loss) before income taxes	8,354	(293)	23,318	6,456
Income tax expense	2,383	474	6,653	685
Net income (loss)	$5,971	$(767)	$16,665	$5,771

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$0.50	$(0.06)	$1.40	$0.46
Diluted	0.47	(0.06)	1.35	0.43

Weighted average number of common shares outstanding:
Basic	12,050	12,248	11,936	12,418
Diluted	12,795	12,248	12,343	13,325

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PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
EBITDA(a)
Consolidated operating profit	$10,554	$1,506	$29,991	$11,621
Add: Consolidated depreciation expense	2,575	2,531	7,906	7,389
Consolidated amortization expense	747	1,038	2,329	3,093
Equity income from unconsolidated affiliate(b)	73	151	377	424
EBITDA	$13,949	$5,226	$40,603	$22,527

EBITDA Adjustments
Stock-based compensation	$826	$695	$2,258	$1,919
M&A and related litigation costs and fees(c)	173	837	1,312	2,377
Severance and restructuring related costs(d)	722	3,555	1,286	5,336
Foreign exchange (gain) loss	95	(37)	282	(3)
Total EBITDA adjustments	$1,816	$5,050	$5,138	$9,629

Adjusted EBITDA
EBITDA	$13,949	$5,226	$40,603	$22,527
Add: EBITDA Adjustments	1,816	5,050	5,138	9,629
Adjusted EBITDA	$15,765	$10,276	$45,741	$32,156

Net income (loss)
Income (loss) before income taxes	$8,354	$(293)	$23,318	$6,456
Less: Income tax expense	2,383	474	6,653	685
Net income (loss)	$5,971	$(767)	$16,665	$5,771

Income (loss) before income taxes	$8,354	$(293)	$23,318	$6,456
Add: EBITDA Adjustments	1,816	5,050	5,138	9,629
Amortization of purchased intangibles(e)	743	1,034	2,317	3,080
One-time interest charge(f)	—	—	—	321
Adjusted income before income taxes	10,913	5,791	30,773	19,486
Less: Adjusted income tax expense(g)	3,110	2,287	8,770	7,697
Non-GAAP net income	$7,803	$3,504	$22,003	$11,789

Diluted earnings (loss) per share
GAAP diluted EPS	$0.47	$(0.06)	$1.35	$0.43
Non-GAAP diluted EPS	0.61	0.27	1.78	0.88

GAAP diluted weighted average number of common shares outstanding	12,795	12,248	12,343	13,325
Non-GAAP diluted weighted average number of common shares outstanding	12,795	12,882 (h)	12,343	13,325

(a)	EBITDA — earnings from operations before interest, taxes, depreciation and amortization expenses.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes acquisition-related costs and fees, including litigation.
(d)	Includes employee severance related costs related to our cost reduction initiatives, duplicate costs associated with the Ovex transition, lease vacancy costs and other restructuring related costs.
(e)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(f)	Represents interest expense levied against the company for unclaimed property reports for periods dating back to 2003.
(g)	The 2018 adjusted income tax expense assumes an estimated annual effective tax rate of 28.5%, which excludes out of period impacts of the Tax Reform and Jobs Act of 2017. The 2017 adjusted income tax expense for three and nine months ended September 30, 2017 were computed using an estimated annual effective tax rate of 39.5%. Our actual effective tax rates for the three and nine months ended September 30, 2017 were 161.8% and 10.6%, respectively.
(h)	Includes approximately 634,000 dilutive shares for the three months ended September 30, 2017 for computation of non-GAAP diluted EPS.

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PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$8,549	$9,113
Accounts receivable, net of allowances of $2,228 and $2,181	451,485	439,658
Inventories	63,989	103,471
Prepaid expenses and other current assets	8,989	9,333
Total current assets	533,012	561,575
Property and equipment, net	69,014	71,551
Goodwill	87,505	87,768
Intangible assets, net	8,848	11,090
Deferred income taxes	1,274	1,759
Investment and other assets	4,775	6,509
Total assets	$704,428	$740,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$312,079	$289,201
Accrued expenses and other current liabilities	58,521	55,040
Deferred revenue	8,077	7,913
Line of credit	134,517	213,778
Notes payable — current	3,284	3,362
Total current liabilities	516,478	569,294
Notes payable	30,330	32,892
Other long-term liabilities	6,671	7,338
Deferred income taxes	4,051	3,102
Total liabilities	557,530	612,626
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,534,250 and 17,170,273 shares issued; 12,143,598 and 11,779,621 shares outstanding	18	17
Additional paid-in capital	137,785	134,646
Treasury stock, at cost: 5,390,652 shares	(38,536)	(38,536)
Accumulated other comprehensive income	(282)	251
Retained earnings	47,913	31,248
Total stockholders’ equity	146,898	127,626
Total liabilities and stockholders’ equity	$704,428	$740,252

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PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$16,665	$5,771
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,235	10,482
Equity income from an unconsolidated affiliate	(377)	(424)
Distribution from equity method investee	225	—
Provision for deferred income taxes	1,426	266
Non-cash stock-based compensation	2,258	1,918
Change in operating assets and liabilities:
Accounts receivable	(11,827)	(55,566)
Inventories	39,482	10,621
Prepaid expenses and other current assets	344	6,346
Other assets	2,079	1,181
Accounts payable	22,864	(7,145)
Accrued expenses and other current liabilities	4,373	3,547
Deferred revenue	164	(6,438)
Total adjustments	71,246	(35,212)
Net cash provided by (used in) operating activities	87,911	(29,441)
Cash Flows From Investing Activities
Purchases of property and equipment	(3,816)	(14,122)
Acquisition of Stack Technology, net of cash acquired	(35)	(1,723)
Net cash used in investing activities	(3,851)	(15,845)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	(79,261)	60,948
Borrowings under notes payable	—	5,212
Payments under notes payable	(2,631)	(2,777)
Change in book overdraft	(42)	1,885
Payments of obligations under capital leases	(813)	(1,113)
Payments of earn-out liability	(2,199)	(11,058)
Proceeds from capital lease obligations	—	587
Net proceeds from stock issued under stock option plans	1,409	5,007
Payments for deferred financing costs	(273)	(669)
Common shares repurchased and held in treasury	—	(11,354)
Payment of taxes related to net-settled stock awards	(513)	(808)
Net cash provided by (used in) financing activities	(84,323)	45,860
Effect of foreign currency on cash flow	(301)	600
Net change in cash and cash equivalents	(564)	1,174
Cash and cash equivalents at beginning of the period	9,113	7,172
Cash and cash equivalents at end of the period	$8,549	$8,346
Supplemental Cash Flow Information
Interest paid	$6,726	$4,970
Income taxes paid, net	1,306	3,826
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	$1,560	$520

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